ANNUAL REPORT
Chevy Chase Home Loan Trust 1997-1
$ 95,000,000 6.55% Asset Backed Certificates
For the Year Ended December 31, 1999




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-1999   2,602,262     333,641      81,878    1.68%    2,141,625    3.66%
 Feb-1999   1,529,762     319,437      35,395    0.75%    2,377,380    4.17%
 Mar-1999   2,005,627     311,087      70,464    1.54%    1,809,934    3.29%
 Apr-1999   2,170,431     300,139     126,200    2.87%    1,599,555    3.03%
 May-1999   1,612,057     288,293      88,245    2.07%    1,063,851    2.08%
 Jun-1999   1,636,867     279,493     162,216    3.93%    1,356,524    2.74%
 Jul-1999   1,626,538     270,559      44,604    1.12%    1,135,360    2.37%
 Aug-1999   1,532,634     261,681      64,255    1.66%    1,286,246    2.77%
 Sep-1999   1,307,013     253,315     100,729    2.68%    1,293,751    2.87%
 Oct-1999   1,162,239     246,181      30,373    0.83%    1,411,492    3.21%
 Nov-1999   1,067,735     239,837     153,782    4.30%    1,442,407    3.36%
 Dec-1999   1,481,241     234,009     (13,051)  -0.38%    1,474,816    3.56%
          ____________ ___________ ___________
   Totals  19,734,406   3,337,671     945,089

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.